Exhibit 11.1


                   COMPUTATION OF PER COMMON SHARE NET INCOME


                                             THREE MONTHS ENDED                 SIX  MONTHS ENDED
                                                   JUNE 30,                          JUNE 30,
                                       ------------------------------     ------------------------------
                                           1997              1996             1997             1996
                                       ------------      ------------     ------------      ------------
Earnings per share - Primary:

Weighted average of common
     shares outstanding:                 18,348,154        13,302,214       18,306,571        13,266,761

Common share equivalent;
     options and warrants:                  198,469            10,660          186,704            45,959

Common share equivalents; Excel
     Realty Partners, L.P. units:           392,786                --          330,661                --
                                       ------------      ------------     ------------      ------------
Weighted average of common
     shares and common share
     equivalents outstanding:            18,939,409        13,312,874       18,823,936        13,312,720
                                       ============      ============     ============      ============

Net income:                            $ 11,191,000      $  4,094,000     $ 21,501,000      $  9,952,000

Preferred stock distribution paid:       (2,444,000)               --       (3,910,000)               --

Adjustments to net income for
     common share equivalents                70,000                --         (145,000)               --
                                       ------------      ------------     ------------      ------------
Adjusted net income for per share
     calculation:                      $  8,817,000      $  4,094,000     $ 17,446,000       $ 9,952,000
                                       ============      ============     ============      ============

Net income per share                          $0.47            $ 0.31            $0.93             $0.75
                                              =====            ======            =====             =====



Note: The fully dilutive calculation for earnings per share is not significantly different from the primary calculation above.